Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 16, 2010 with respect to the consolidated balance sheets of Associated Banc-Corp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
/s/ KPMG LLP
Chicago, Illinois
April 29, 2010